Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	State or Other Jurisdiction of Domicile
Ameritrade Advisory Services, LLC	Delaware
Ameritrade International Company, Inc.	Cayman Islands
Amerivest Investment Management, LLC	Delaware
Datek Online Management Corp.	Delaware
Financial Passport, Inc.	Delaware
Futures Forex Trading LLC	Delaware
Investools Inc.	Utah
Red Option Advisors, Inc.	Delaware
T2 API Technologies, LLC	Delaware
TD Ameritrade Clearing, Inc.	Nebraska
TD Ameritrade, Inc.	New York
TD Ameritrade IP Company, Inc.	Delaware
TD Ameritrade Online Holdings Corp.	Delaware
TD Ameritrade Services Company, Inc.	Delaware*
TD Ameritrade Trust Company	Maine
TD Waterhouse Canadian Call Center, Inc.	Canada
TenBagger, Inc.	Nevada
thinkorswim Advisors, Inc.	Illinois
thinkorswim Australia Pty Ltd.	Australia
thinkorswim Group Inc.	Delaware
thinkorswim Holdings Inc.	Delaware
thinkorswim Singapore Pte Ltd.	Singapore
Bellevue Chicago, LLC	Delaware
ThinkTech, Inc.	Delaware**
tos RED, Inc.	Delaware
tos Services, Inc.	Delaware
TOS Trading LLC	Delaware
TradeBridge, Inc.	Maryland

*	In Texas this entity does business as Ameritrade Support Services Corporation

**	In Texas this entity does business as T2 Technology Support, Inc.
Unless otherwise noted, each subsidiary does business under its actual name.